UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROCKY MOUNTAIN CHOCOLATE FACTORY REAFFIRMS ITS PRIOR OFFER TO SETTLE PROXY FIGHT NOW THAT AB VALUE HAS REDUCED ITS NOMINEES TO ONE

DURANGO, CO / ACCESSWIRE / July 22, 2022 / Rocky Mountain Chocolate Factory, Inc. (NASDAQ:RMCF) (the "Company" or "RMCF"), an international franchiser and manufacturer of gourmet chocolates and other confectionary products, publicly reaffirms its good faith settlement offer, originally made privately to AB Value two weeks ago, and requests that the AB Value and Bradley Radoff group (“AB Value”) act in the best interests of all stockholders by accepting the Board’s offer to add AB Value’s remaining, sole nominee to the Board and ceasing its costly, disruptive proxy fight, its third in four years.

On July 9, 2022, the Board proposed to AB Value a settlement offer that provides for: (1) an increase in the size of the Board to seven directors; (2) the appointment of one of AB Value’s nominees to the Board (subject only to such nominee agreeing to an interview with the Board as part of the Board’s exercise of its duties); (3) a commitment to re-nominate that AB Value nominee in 2023; (4) a $600,000 reimbursement of AB Value’s expenses; and (5) AB Value’s agreement to a customary standstill to not run another proxy contest in 2023 and to dismiss AB Value’s lawsuit seemingly instigated in support of their 2021 proxy contest, which AB Value has made no attempt to pursue other than as a negotiating chip.

On July 20, 2022, AB Value announced that they will now only seek the election of one nominee. In less than three months, AB Value has gone from a proxy access nomination of a single nominee, to six nominees, to a reduced slate of two nominees and now just one nominee.

AB Value’s latest nominee change now makes the Board’s prior settlement offer even more sensible and thus even more in the best interests of all stockholders. The Board’s prior offer would result in their sole nominee being added to the Board. As to the proposed customary standstill provision preventing yet another AB Value proxy contest in 2023, the Board’s proposal would result in three of the seven directors on the Board having been originally selected by AB Value, seemingly obviating the need for AB Value to run its fourth proxy contest in five years in 2023.

Finally, the Board’s offer has the benefit of retaining Mr. Seabert, who is an audit committee financial expert and a certified public accountant (CPA) with over three decades of experience in business management, finance and real estate development. He also brings to the recently elected directors the benefit of his five years of service on the Company’s Board. AB Value’s baseless attacks on Mr. Seabert, including the illogical suggestion that the Board’s current nomination of Mr. Seabert is related to the former CEO who is not a director or officer of the Company, do not provide a basis for AB Value to continue to reject the Board’s offer.

The Board originally made the offer two weeks ago, partially to mitigate the Company’s costs and avoid further disruption. AB Value’s delay in accepting the offer has significantly undercut those goals, but the Board, in an effort to save further costs and end AB Value’s disruptive proxy contest, is willing to reaffirm that offer at this time subject to a timely and acceptable approval by the Board of Mary Bradley’s background and experience based on an interview with her, which the Board will determine as expeditiously as possible. Ms. Bradley is AB Value’s sole remaining nominee

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company, its subsidiaries and its franchisees and licensees operate more than 325 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores across the United States, South Korea, Qatar, the Republic of Panama, and The Republic of the Philippines. The Company's common stock is listed on the Nasdaq Global Market under the symbol "RMCF."

Important Additional Information and Where to Find It

In connection with the 2022 Annual Meeting of Stockholders, RMCF has filed its definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card with the Securities and Exchange Commission (the "SEC") on July 5, 2022, as supplemented by the Supplement to Proxy Statement filed with the SEC on July 7, 2022 (collectively, the “Proxy Statement”) in connection with the solicitation of proxies from stockholders for the 2022 Annual Meeting. RMCF STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. This communication is not a substitute for the Proxy Statement or any other document that may be filed by RMCF with the SEC. Investors and stockholders may obtain a copy of the Proxy Statement, an accompanying WHITE proxy card, any amendments or supplements to the Proxy Statement and other documents filed by RMCF with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” section of the of RMCF’s Investor Relations website at www.rmcf.com/Investor-Relations.aspx or by contacting RMCF’ s Investor Relations department at (970) 259-0554, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. In addition, the documents may be obtained free of charge by directing a request by mail to: Rocky Mountain Chocolate Factory, Inc., 265 Turner Drive, Durango, Colorado 81303, Attn: Secretary.

Certain Information Regarding Participants in the Solicitation

RMCF, its directors and certain of its executive officers are participants in the solicitation of proxies from RMCF stockholders in connection with matters to be considered at the Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise in RMCF, of RMCF’s directors and executive officers, is included in RMCF’s Annual Report on Form 10-K for the fiscal year ended February 28, 2022, filed with the SEC on May 27, 2022, as amended by Amendment No. 1 on Form 10-K/A filed with the SEC on June 28, 2022, and in the Proxy Statement. Changes to the direct or indirect interests of RMCF’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3, Statements of Change in Ownership on Form 4 and Annual Statements of Changes in Beneficial Ownership on Form 5. These documents are available free of charge as described above.